Exhibit 10.38

Execution Version

TRANSITION AND SPECIAL CONSULTING AGREEMENT

This Transition and Special Consulting Agreement (“Agreement”) is made as of the 17th day of August, 2009 (the “Effective Date”), between Mascoma Corporation, a Delaware corporation (the “Company”), and Bruce A. Jamerson (the “Consultant”).

WHEREAS, the Consultant previously provided services to the Company as its Chief Executive Officer, President and Chairman of its board of directors (the “Board”) and as a director pursuant to that Letter Agreement re: Employment as Mascoma’s Chief Executive Officer dated March 7, 2007, as amended by Amendment No. 1 dated June 15, 2007 and Amendment No. 2 dated December 19, 2008 (the “Employment Agreement”);

WHEREAS, the Company and the Consultant have agreed to terminate the Consultant’s employment relationship with the Company under the Employment Agreement, and the Company desires that the Consultant continue to serve as non-executive Chairman of the Board and as a director and provide additional services as a special consultant to the Board as described herein and Consultant agrees to serve as non-executive Chairman of the Board and as a director and provide the additional services in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition.

(a) Constructive Termination. The Consultant’s employment with the Company shall end effective August 17, 2009 (the “Termination Date”). Effective as of the Termination Date, the Consultant agrees that he shall no longer be an employee of the Company and he shall resign from all currently held positions with the Company, including those of Chief Executive Officer and president, except as otherwise specified herein. The parties acknowledge and agree that the Consultant’s employment with the Company will be “Constructively Terminated” (as such term is defined in Section 4(c) of the Employment Agreement) as of the Termination Date and that the Employment Agreement shall be terminated as of the Termination Date. As a result of the Consultant’s Constructive Termination, the Consultant shall be entitled to certain severance benefits set forth in Section 1(b) hereof. The parties further acknowledge and agree that such termination is intended to qualify as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(b) Salary Continuation. Subject to the Consultant’s execution and delivery of an effective release of all claims against the Company, in the form attached hereto as Exhibit A (the “Release”), within 21 days after the Termination Date and the expiration of the seven-day revocation period applicable thereto (such 28-day period, the “Release Period”), the Company will pay the Consultant a monthly amount equal to $27,083.33 (which amount is equal to the Consultant’s monthly base rate of salary under the Employment Agreement in effect immediately prior to the Termination Date) for a period of 12 months following the Termination Date, to be paid in accordance with the Company’s normal payroll practices, by automatic direct deposit, commencing on the 30th day after the Termination Date (the “Salary Continuation”); provided, that solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. The first payment will contain a payment retroactive to the Termination Date. The payment of the Salary Continuation in accordance with this Section 1(b) shall not be affected by the termination of the Engagement under Section 4 hereof, other than a termination of the Engagement pursuant to Section 4(d) hereof, unless the Release does not become effective because of the Consultant’s death or disability.

(c) Benefits. The Consultant may continue to participate in the Company’s group health and dental plans following the Termination Date in accordance with the Consultant’s rights to such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any similar applicable state law (“COBRA”). As long as the Release becomes effective during the Release Period, for the first 12 months of such group health and dental plan participation, the Company shall pay the same amount towards the premiums for such coverage as the Company pays for active employees (the “Company Contribution”) and the Consultant shall pay the amount of the premiums in excess of such Company Contribution.

(d) 2009 Performance Bonus. The Consultant shall be eligible to receive a performance bonus for services provided as the Company’s Chief Executive Officer in 2009 (the “2009 Performance Bonus”), up to a maximum of $101,562.50 (which amount is equal to 50% of the base salary under the Employment Agreement which was earned by the Consultant in 2009 prior to the Termination Date). The actual amount of the 2009 Performance Bonus shall be determined by the Board in its sole discretion (with the Consultant abstaining) the target amount of which shall be based upon the average percentage of the target bonus paid to other senior executives of the Company. The 2009 Performance Bonus, if any, shall be paid to the Consultant between January 1, 2010 and March 15, 2010, regardless of whether the Engagement is terminated before the determination date or before the payment date.

(e) Treatment of Equity in the Transition. As of the Termination Date, the unvested portions of all Option Grants, other than the Extended Option, shall cease to be outstanding.

(i) For purposes of this Agreement, the term “Option Grants” shall mean the following grants of stock options to purchase common stock of the Company, par value $.001 per share (“Common Stock”), which are subject to time-based or milestone-based vesting as set forth in the applicable option agreements:

(A) Option to purchase 1,675,000 shares of the Company’s Common Stock at an exercise price of $1.31 per share, granted on June 15, 2007 (the “2007 Grant”). As of the Termination Date, the 2007 Grant is vested with respect to 725,833 shares (the “2007 Vested Portion”);

(B) Option to purchase 350,000 shares of the Company’s Common Stock at an exercise price of $2.94 per share, granted on July 16, 2008

(the “July 2008 Grant”). As of the Termination Date, the July 2008 Grant is vested with respect to 75,833 shares (the “July 2008 Vested Portion” and together with the 2007 Vested Portion, the “Vested Equity Grants”);

(C) Option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.86 per share, granted on December 17, 2008 (time-based vesting), none of which is vested as of the Termination Date; and

(D) Option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.86 per share, granted on December 17, 2008 (milestone-based vesting), none of which is vested as of the Termination Date.

(ii) The Company and the Consultant hereby agree that the 2007 Grant and the July 2008 Grant are amended effective immediately prior to the Termination Date to provide that the portions of such option grants which constitute the Vested Equity Grants shall continue to be outstanding (regardless of the fact that the Consultant shall no longer be an employee of the Company as of the Termination Date) so long as this Agreement remains in effect and the Consultant maintains a service relationship with the Company and shall not terminate until the times specified in Section 5 hereof (but in no event shall such Vested Equity Grants remain outstanding past the original expiration dates thereof).

(iii) The Company and the Consultant hereby agree that the 2007 Grant is further amended effective immediately prior to the Termination Date as follows:

(A) Of the portion of the 2007 Grant that does not constitute the 2007 Vested Portion (which relates to approximately 949,167 shares, the “2007 Unvested Portion”), such 2007 Unvested Portion shall not be terminated as a result of the Consultant’s termination of employment with the Company solely with respect to 200,000 shares (the “Extended Option”). The 2007 Unvested Portion which does not constitute the Extended Option (i.e., the portion which relates to approximately 749,167 shares) shall terminate as of the Termination Date as provided in Section 1(e) above.

(B) The vesting schedule of the Extended Option shall be modified in that it shall vest over 24 months from the Effective Date in equal monthly installments on the 15th day of each of such 24 months, so long as this Agreement remains in effect and the Consultant maintains a service relationship with the Company on each such date.

(C) The Extended Option shall no longer be 100% exercisable at any time (i.e., the Extended Option shall no longer be a “California-Style” option which would permit any unvested portion of such option to be exercised for shares of restricted stock). The Extended Option may only be exercised with respect to the portion of such Extended Option which is, or becomes, vested in accordance with the vesting schedule set forth in (B) above.

(D) The Consultant acknowledges that the Extended Option shall not be eligible to be taxed as an “incentive stock option” for purposes of Section 422 of the Code.

(iv) This Agreement shall amend the 2007 Grant and July 2008 Grant in accordance with Section 18.2 of the Company’s 2006 Stock Incentive Plan. The provisions of the 2007 Grant and July 2008 Grant, including without limitation the expiration dates of such options, which are not amended or terminated hereby shall remain in effect unchanged. The Consultant acknowledges and agrees that he has no rights with respect to any equity grants made or promised to the Consultant by the Company prior to the Termination Date other than any rights with respect to the 2007 Vested Portion, the July 2008 Vested Portion and the Extended Option (collectively, the “Equity Rights”).

(f) Acknowledgement of Full Payment under Employment Agreement. The Consultant acknowledges and agrees that the payments and benefits provided under Sections 1 (b) and 1 (c) above, in addition to the payment of any earned but unpaid base salary and accrued vacation, are in complete satisfaction of any and all compensation due to the Consultant from the Company under the Employment Agreement through the Termination Date and that no further compensation is owed to the Consultant pursuant to the Employment Agreement.

2. Duties and Services; Duration of Engagement; Independent Contractor Status.

(a) Duties and Services. The Consultant shall provide services to the Company as a director and as the non-executive Chairman of the Board (such role, the “Mascoma Chairman”). The Consultant shall also provide services to the Company as set forth on Exhibit B (the “Services”) as a special consultant (such role, “Special Consultant”) reporting directly to the Board or to one non-employee member of the Board who has been designated by the Board as its representative with authority to liaise directly with the Consultant (the “Designated Board Liaison”). In the absence of the Board appointing a Designated Board Liaison, the Designated Board Liaison shall be the Chairman of the Nominating and Corporate Governance Committee of the Board; provided that such Chairman is not an employee of the Company. In addition, it is expected that the Consultant may serve as the non-executive Chairman of the board of directors of, and as a consultant to, Frontier Renewable Resources LLC (“Frontier”), in accordance with a separate agreement which maybe entered into between the Consultant and Frontier. The parties reasonably anticipate that the level of Services provided by the Consultant in his role as Special Consultant (excluding his services as Mascoma Chairman), combined with any services provided by the Consultant to Frontier (other than as a director of Frontier), shall be no more than 20% of the average level of services that the Consultant previously provided to the Company and Frontier as an employee.

(b) Duration of Engagement. The Consultant shall commence the engagement as Mascoma Chairman and Special Consultant on the Effective Date. The period of engagement as Mascoma Chairman and Special Consultant (the “Engagement”) shall continue in effect for two years from the Effective Date (the “Term”), unless earlier terminated pursuant to Section 4. For the avoidance of doubt, any termination of the Engagement shall be a termination of the Term and any termination of the Term shall be a termination of the Engagement. This Agreement may be renewed or extended for any period as may be agreed by the parties.

(c) Independent Contractor Status. The Consultant shall perform his duties as Mascoma Chairman and the Services as Special Consultant hereunder solely as an independent contractor and nothing in this Agreement shall render the Consultant an employee of the Company or entitle the Consultant to participate in any Company benefit plans (except as expressly provided in Section 1(c) hereof). The Consultant agrees to and acknowledges the obligation to pay all taxes, including without imitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to the Consultant with respect to the compensation paid to the Consultant for his services as Mascoma Chairman and Special Consultant. The Consultant further acknowledges and agrees to the following:

(i) While providing Services, the Consultant is, and shall at all times be and remain, an independent contractor;

(ii) Nothing in this Agreement or otherwise shall be construed as identifying the Consultant as an employee of the Company or any of the Company’s related or affiliated entities during the Term for any purpose whatsoever;

(iii) While the Consultant will receive instruction from the Company on the objects and goals for which he is responsible, the Consultant is free to perform Services in the manner the Consultant deems fit and in accordance with recognized standards for such services;

(iv) The Consultant shall maintain sole control and discretion as to the details and means by which the Consultant performs the Services. The Company retains the right to establish reasonable requirements concerning the deliverables to be provided.

(v) The Consultant shall not be required to participate in training provided to Company employees.

(vi) To the extent reasonably possible, the Consultant may perform the Services from outside the Company’s offices and at times determined by the Consultant. From time to time, Services involving direct interactions with others may necessitate attendance at scheduled meetings. Business needs may also dictate the establishment of deadlines for completion of deliverables.

(vii) The Consultant shall not be required to submit regular reports concerning activities to the Company, however, reports may be required as part of the deliverables to be provided.

(viii) If, at any time, the Consultant’s status with the Company as an independent contractor changes or the Consultant is ever deemed to be an employee of the Company, this Agreement shall remain in full force and effect until and unless it is replaced with a subsequent and superseding agreement.

3. Compensation and Related Matters.

(a) Director’s Fee. During the Term, the Consultant shall be paid an annual fee equal to the annual fee in effect from time to time that is paid to other non-employee directors of the Company and which currently is $30,000 per year (the “Director’s Fee”). The Director’s Fee shall be paid on a quarterly basis, commencing on the Effective Date.

(b) Expenses. During the Term, the Consultant shall be entitled to prompt reimbursement for all reasonable and necessary business expenses incurred in connection with the performance of his duties as Mascoma Chairman and as a Special Consultant, including reimbursement for travel expenses to and from Lebanon, New Hampshire, upon submission and approval of written statements and receipts in accordance with the regular procedures of the Company. Additionally, the Consultant shall be entitled to prompt reimbursement for all reasonable legal fees incurred in connection with entering into this Agreement, upon submission and approval of written statements and appropriately redacted receipts in accordance with the regular procedures of the Company.

(c) Supplemental Service Fee. During the Term, the Consultant shall be eligible for an additional fee based on the Board’s (with the Consultant abstaining) assessment of the Consultant’s performance of the Services (the “Supplemental Service Fee”). The Supplemental Service Fee shall relate to the Consultant’s performance of the Services for the period beginning on the Effective Date and ending on December 31, 2010. The target amount of the Supplemental Service Fee for such period is $100,000; provided, however, that the actual amount of any such Supplemental Service Fee shall be determined by the Board (with the Consultant abstaining) in its sole discretion and may be more or less than such target amount. The Board (with the Consultant abstaining) shall determine the amount of the Supplemental Service Fee on or after December 31, 2010 and will assess and consider the Consultant’s effectiveness in performing the Services and the Company’s available funds in making such determination. For the avoidance of doubt, a termination of the Engagement before December 31, 2010 shall not disqualify the Consultant from consideration for the Supplemental Service Fee; provided that any termination of the Engagement before December 31, 2010 may be considered as a factor by the Board in exercising its discretion pursuant to this Section 3(c). The Supplemental Service Fee, if any, shall be paid to the Consultant no later than March 15, 2011, regardless of whether the Engagement has been terminated on or after December 31, 2010.

(d) Administrative Support. So long as the Consultant is serving as the Mascoma Chairman, the Company shall provide him with adequate administrative and technical support to assist in his duties as Mascoma Chairman.

4. Termination. The Consultant’s Engagement hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Consultant’s Engagement hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Consultant’s Engagement if he is disabled and unable to perform the essential functions of the Mascoma Chairman or Special Consultant hereunder with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Consultant is disabled so as to be unable to perform the essential functions of the Mascoma Chairman or Special Consultant with or without reasonable accommodation, the Consultant may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company who is board certified in the specialty relevant to the Consultant’s illness or injury and to whom the Consultant or the Consultant’s guardian has no reasonable objection as to whether the Consultant is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue, unless within ten (10) days of Consultant’s receipt of the physician’s written certification, the Consultant or his guardian request a second opinion by a mutually agreed upon physician whose certification shall, for the purposes of this Agreement, be conclusive of the issue. In the absence of mutual agreement upon a physician to make a conclusive determination, the Company shall direct the Company’s physician to designate a board certified physician in the relevant specialty and to whom the Consultant or the Consultant’s guardian has no reasonable objection, whose certification shall, for purposes of this Agreement, be conclusive of the issue. The Consultant shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Consultant or his guardian shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Consultant.

(c) Termination by Company for Cause. The Company may terminate the Consultant’s Engagement hereunder for Cause immediately upon written notice to Consultant setting forth in reasonable detail the nature of the Cause. The following as determined by a majority of the Board, without the Consultant’s participation and in their reasonable judgment, shall constitute Cause for termination: (i) fraud or embezzlement with respect to the Company or any subsidiary; (ii) other actions taken by the Consultant which are purposely and materially detrimental to the Company or any subsidiary; (iii) the Consultant’s gross negligence or willful misconduct with respect to the Company or any subsidiary; (iv) any commission by the Consultant of a crime, or plea of guilty or nolo contendere by the Consultant, with respect to a crime involving moral turpitude, fraud or misrepresentation or any felony (except that a routine traffic violation shall not be a crime for purposes of this clause (iv)); (v) the Consultant’s breach of any material terms of this Agreement or any other agreement to which the Consultant and the Company are both parties that is injurious to the Company; or (vi) the Consultant’s willful insubordination or disregard of the legal directives of the Board which are not inconsistent with the scope, ethics and nature of the Consultant’s duties and responsibilities; provided, however, that Cause shall not be deemed to exist under any of clauses (ii), (iii), (v) or (vi) unless Consultant has been given reasonably detailed written notice of the grounds for such Cause and the Consultant has not effected a cure within twenty (20) days of such notice. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to limit the Consultant’s activities on behalf of the Company during such cure period; provided that such limitations shall not be imposed such that they unduly interfere with the Consultant’s opportunity to cure any of the stated grounds for Cause.

(d) Termination Following the Release Date. The Company may unilaterally terminate the Consultant’s Engagement hereunder at any time following the expiration of the Release Period described in Section 1(b) above in the event that the Release does not become effective by such date.

(e) Termination Without Cause. The Company may terminate the Consultant’s Engagement hereunder at any time without Cause. Any termination by the Company of the Consultant’s Engagement under this Agreement which does not constitute a termination for Cause under Section 4(c), does not result from the death or disability of the Consultant under Section 4(a) or (b), and is not a termination following the Release Period described in Section 4(d) shall be deemed a termination without Cause. For the avoidance of doubt, the termination of the Engagement at the end of the Term (as set forth in Section 2(b) hereof) shall be treated as a termination without Cause.

(f) Termination by the Consultant. The Consultant may terminate his Engagement hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following conditions without the Consultant’s consent: (i) a material diminution of the Salary Continuation during the period when the Salary Continuation is due to be paid; (ii) a requirement that the Consultant perform responsibilities that are below the level appropriate for an individual of the Consultant’s knowledge, expertise and then current and past status with the Company; (iii) a requirement that the Consultant report to anyone other than the Board or the Designated Board Liaison; (iv) a material change in the location of the Company’s headquarters combined with a requirement that the Consultant perform Services from the Company’s headquarters, if the material change increases the distance between Mr. Jamerson’s residence and the location of the Company’s headquarters; or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement (each, a “Good Reason Condition”). Notwithstanding the foregoing, the Consultant may resign for Good Reason only if the Consultant resigns within one year following the initial existence of a Good Reason Condition. In addition, the Consultant is required to provide notice of the existence of the Good Reason Condition within 90 days of its initial existence and the notice must provide the Company with at least 30 days from the date of the notice to remedy the Good Reason Condition.

(g) Notice of Termination. Except for termination as specified in Section 4(a), and except for the written notice required by Section 4(c), any termination of the Consultant’s Engagement by the Company or any such termination by the Consultant shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(h) Engagement Termination Date. “Engagement Termination Date” shall mean: (i) if the Engagement is terminated by the Consultant’s death, the date of his death; (ii) if the Engagement is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c) or by the Company under Section 4(d) or 4(e), the date on which Notice of Termination is given; (iii) if the Engagement is terminated by the Consultant under Section 4(f) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; and (iv) if the Engagement is terminated by the Consultant under Section 4(f) for Good

Reason, the date on which Notice of Termination is given; provided that the Consultant has first satisfied all requirements for terminating the Engagement for Good Reason pursuant to Section 4(f). Notwithstanding the foregoing, in the event that the Consultant gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Engagement Termination Date and such acceleration shall not result in a termination by the Company for purposes of this Agreement. In the event of such acceleration, the Consultant shall be compensated as if the Engagement had continued to the date of termination pursuant to clause (iii) in the absence of such acceleration.

5. Compensation and Treatment of Equity Grants Upon Termination.

(a) Termination Generally. If the Consultant’s Engagement is terminated by the Company or by the Consultant for any reason (including by death or disability), the Company shall pay or provide to the Consultant (or to his authorized representative, administrator, executor or estate) any Salary Continuation not yet paid (which shall continue to be paid on the schedule set forth in Section 1(b) hereof), any benefit continuation under Section 1(c) hereof (including any Company Contribution which has not yet been made and which shall be made on the schedule set forth in Section 1(c) hereof), any earned but unpaid Director’s Fees, the pro- rated 2009 Performance Bonus to the extent the Board has determined the amount of such bonus but such amount has not been paid (which, for the avoidance of doubt, shall include a subsequently determined pro-rated 2009 Performance Bonus if such bonus amount has not been determined prior to the Engagement Termination Date), any Supplemental Service Fee that the Board has determined to pay but that has not been paid in accordance with Section 3(c) hereof (which, for the avoidance of doubt, may include a subsequently determined Supplemental Service Fee if the amount of such Supplemental Service Fee has not been determined prior to the Engagement Termination Date), and any unpaid expense reimbursements, in each case as of the Engagement Termination Date (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Engagement Termination Date. Except as otherwise provided below, all unvested stock options or other equity awards held by the Consultant shall terminate on the Engagement Termination Date and the Consultant shall have 90 days following the Engagement Termination Date in which to exercise any stock options which are vested as of the Engagement Termination Date, after which 90-day period any unexercised stock options shall be forfeited to the Company. In the event of any termination of the Engagement, regardless of whether initiated by the Consultant or the Company, the Consultant shall be considered to have resigned from the Board and all offices he holds with the Company and its subsidiaries (except for any offices he holds with Frontier) effective as of the Engagement Termination Date, as defined herein. The Consultant shall execute any documents reasonably requested by the Company in connection with such resignation, provided that the failure to execute such documents shall not affect the effectiveness of such resignation.

(b) Termination by Reason of Death or Disability. If the Engagement is terminated because of the Consultant’s death as provided in Section 4(a) or the Company terminates the Engagement because of the Consultant’s disability as provided in Section 4(b), the Consultant or his guardian, representative, estate, executor or administrator, as the case may be, shall have 180 days following the Engagement Termination Date in which to exercise any stock options which are vested as of the Engagement Termination Date, after which 180-day period any unexercised stock options shall be forfeited to the Company.

(c) Termination by the Company for Cause. If the Consultant’s Engagement is terminated by the Company as provided in Section 4(c), then all stock options and other equity awards held by the Consultant shall no longer be exercisable and shall immediately be forfeited to the Company as of the Engagement Termination Date. For the avoidance of doubt, the termination of the Consultant’s Engagement by the Company for Cause shall not impact the Consultant’s Stockholder Rights (as defined in Section 11 hereof).

(d) Termination by the Company Without Cause or by the Consultant for Good Reason. If the Consultant’s Engagement is terminated by the Company without Cause as provided in Section 4(e) or by the Consultant for Good Reason as provided in Section 4(f), then, subject to the Consultant’s execution and delivery of a release of all claims against the Company in the form attached hereto as Exhibit C within 21 days after the Engagement Termination Date and the expiration of the seven-day revocation period applicable thereto, the Consultant shall be entitled to acceleration of his equity as follows (the “Equity Benefits”):

(i) if the Consultant’s Engagement is terminated within the first 12 months of the Term, any unvested stock options held by the Consultant in which the Consultant would have vested if he had remained engaged by the Company for an additional six months following the Engagement Termination Date shall vest and become exercisable or nonforfeitable as of the date of the Engagement Termination Date. The Consultant shall have a period of one year following the Engagement Termination Date to exercise any vested stock options, after which time any unexercised stock options shall be forfeited to the Company; or

(ii) if the Consultant’s Engagement is terminated following the first 12 months of the Term, or if the Term or any extension of the Term is not renewed by the parties, none of the Consultant’s unvested equity awards will be accelerated but the Consultant shall have a period of six months following the Engagement Termination Date to exercise any stock options which are vested as of the Engagement Termination Date, after which time any unexercised stock options shall be forfeited to the Company.

6. Section 409A.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Consultant during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Consultant’s termination of his service relationship or is payable upon termination of the Engagement, then such payments or benefits shall be payable only upon the Consultant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d) The Company makes no representation or warranty and shall have no liability to the Consultant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information or data, regardless of whether it is in tangible form, disclosed or made available to Consultant by the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Consultant in the course of the Consultant’s Engagement with the Company, as well as other information to which the Consultant may have access in connection with the Consultant’s Engagement. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Consultant’s duties under Section 7(b) or Consultant’s confidentiality obligations to the Company under the Employment Agreement, the Confidentiality and Developments Agreement (as defined in Section 7(h) below), or otherwise.

(b) Confidentiality. The Consultant understands and agrees that the Consultant’s Engagement creates a relationship of confidence and trust between the Consultant and the Company with respect to all Confidential Information. At all times, both during the Consultant’s Engagement with the Company and after its termination, the Consultant will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Consultant’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Consultant by the Company or are produced by the Consultant in connection with the Consultant’s Engagement will be and remain the sole property of the Company. The Consultant will return to the Company all such materials and property as and when requested by the Company. In any event, the Consultant will return all such materials and property immediately upon termination of the Consultant’s Engagement for any reason. The Consultant will not retain with the Consultant any such material or property or any copies thereof after such termination.

(d) Work For Hire. The Consultant acknowledges that all work performed by the Consultant on behalf of the Company is on a “work for hire” basis, and Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all Consultant’s right, title and interest in all inventions, developments, methods, modifications, improvements, ideas, products, processes, formulae, techniques, know-how, trade secrets, and works of authorship that are created or developed by the Consultant on behalf of the Company during the Consultant’s Engagement.

(e) Noncompetition and Nonsolicitation. The Consultant’s obligations under that certain Noncompetition Agreement, between the Company and the Consultant, dated as of March 8, 2007 (the “Noncompetition Agreement”) shall remain in effect for 12 months following the Termination Date. The Consultant acknowledges those continuing obligations and agrees to abide by them. After such 12 month period and for the duration of the Term (unless the Consultant has previously given a Notice of Termination pursuant to Section 4(f)), the Consultant shall provide the Board with 30 days advance notice of the Consultant’s proposed participation in any activity in the Field (as defined in the Noncompetition Agreement) with reasonable nonconfidential details thereof and shall provide any further nonconfidential information reasonably requested by the Board. Within 30 days of such notice, the Board or the Designated Board Liaison shall either consent to such activity or shall give notice that it does not consent to such activity. Failure to provide notice that it does not consent to such activity shall be deemed to be consent by the Board. Within 45 days of notice by the Board or the Designated Board Liaison that it does not consent, the Consultant shall give further notice regarding whether he nevertheless plans to engage in such activity. Failure to give such further notice shall be deemed to be notice by the Consultant that he shall not engage in such activity. If the Consultant provides notice that he shall engage in such activity despite the Board’s or the Designated Board Liaison’s determination not to consent, the Board shall have the right to terminate the Engagement. Any such termination of the Engagement shall have the effect of a termination of the Engagement by the Consultant without Good Reason for purposes of this Agreement and all Equity Rights, which termination of the Engagement shall be the Company’s sole and exclusive remedy with respect to the Consultant engaging in an activity in the Field after the expiration of the Noncompetition Agreement as described above.

(f) Third-Party Agreements and Rights. The Consultant hereby confirms that the Consultant is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Consultant’s use or disclosure of information or the Consultant’s engagement in any business. The Consultant represents to the Company that the

Consultant’s execution of this Agreement, the Consultant’s Engagement with the Company and the performance of the Consultant’s proposed duties for the Company will not violate any obligations the Consultant may have to any such previous employer or other party. In the Consultant’s work for the Company, the Consultant will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Consultant will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(g) Litigation and Regulatory Cooperation. During and after the Consultant’s Engagement, the Consultant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Consultant was engaged by the Company. The Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Consultant’s Engagement, the Consultant also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Consultant was engaged by the Company. The Company shall reimburse the Consultant for any reasonable out-of-pocket expenses incurred in connection with the Consultant’s performance of obligations pursuant to this Section 7(f). The Company shall also pay the Consultant $200 per hour for performance of such obligations after the Engagement ends; provided that the Consultant shall not be entitled to compensation for time spent testifying in any proceeding for which the Consultant could be subpoenaed to testify. Such performance of obligations shall occur, if reasonably possible, at mutually agreeable times and places and shall not unreasonably interfere with any other employment, consulting work or board membership Consultant may secure. If reasonably possible, such performance of obligations shall not be in person.

(h) Confidentiality and Developments Agreement. The Consultant entered into an Employee’s Confidentiality and Developments Agreement in March 2007 (the “Confidentiality and Developments Agreement”). The Confidentiality and Developments Agreement is hereby amended such that all references to the Consultant’s employment in Sections 2, 3, 4, 5, 6 and 7 shall be deemed to include the Engagement as well as the period of Consultant’s employment.

(i) Injunction. The Consultant agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Consultant of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Consultant agrees that if the Consultant breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Consultant’s Engagement or the termination of that Engagement (including, without limitation, any claims of unlawful discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by final and binding arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Consultant or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Release by the Company. In exchange for, among other terms, the requirement to agree to a Release as a condition of receiving the Salary Continuation and the Company Contribution, the Company and its subsidiaries, affiliated companies, successors and assigns (the “Company Releasors”) hereby release and forever discharge the Consultant and his heirs, administrators, executors and assigns (the “Jamerson Releasees”) from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”) that any of them may have or may have ever had, whether known or unknown, against any of the Jamerson Releasees as a result of any facts or circumstances that occurred or existed or of which any such Company Releasor had notice at any time prior to the date of the Company’s execution of this Agreement; provided that notwithstanding the foregoing, the Company Releasors do not release the Jamerson Releasees from any civil Claims based on any acts and/or omissions that satisfy the elements of a criminal offense. The foregoing proviso shall not be construed as an implication that any Company Releasor believes that the Consultant has committed a criminal offense. To the contrary, the Company represents that no one involved in the authorization or preparation of this Agreement has reason to believe that the Consultant has committed any criminal offense. Furthermore, nothing in this Section 9 shall be construed to limit the Consultant’s obligations under this Agreement.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Consultant (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, except for any rights the Consultant has to the Equity Rights (as amended herein), any rights and obligations the Consultant has as a stockholder of the Company by virtue of the Consultant’s ownership of Series C Convertible Preferred Stock or Common Stock of the Company, including, without limitation pursuant to the Second Amended and Restated Stockholders Agreement dated as of February 5, 2008, Second Amended and Restated Voting Agreement dated as of February 5, 2008 and Second Amended and Restated Registration Rights Agreement dated as of February 5, 2008 (collectively, the “Stockholder Rights”) and except as otherwise specified herein. In addition, the Consultant shall continue to be covered by the Company’s Directors’ and Officers’ insurance policy to the same extent as other members of the Board and former officers of the Company and the Consultant shall have the same rights to indemnification from the Company as set forth in Section 10 of the Amended and Restated By-Laws of the Company dated as of April 27, 2007 (the “By-Laws”) as if the Consultant were an officer or director of the Company for purposes of such section of the By-Laws. Notwithstanding the foregoing, the parties expressly acknowledge and agree that this Agreement shall not affect the obligations of the Consultant under the Noncompetition Agreement as specified in Section 7(e) hereof or under the Confidentiality and Developments Agreement as specified in Section 7(h) hereof.

12. Withholding. All payments made by the Company to the Consultant under this Agreement shall be subject to withholding to the extent that any tax or other amounts are required to be withheld by the Company under applicable law.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Consultant’s Engagement to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed. If notice is to the Company, it shall be directed to:

Board of Directors

Mascoma Corporation

67 Etna Road

Suite 300

Lebanon, NH 03766

and to the Designated Board Liaison at such individual’s business address, or in the absence of such business address to:

James Matheson

Mascoma Corporation

67 Etna Road

Suite 300

Lebanon, NH 03766

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: William J. Schnoor

If notice is to the Consultant, it shall be directed to:

Bruce A, Jamerson

26 Bullard Street

Sherborn, MA 01770

with a copy to:

Kotin, Crabtree & Strong, LLP

One Bowdoin Square

Boston, MA 02114-2925

Attn: Sharen Litwin

Either party may specify a different address for notice by providing notice pursuant to this provision.

Notices delivered personally shall be effective on the day so delivered to the party, notices sent by registered or certified mail shall be effective five days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after the noticing party’s timely delivery to the courier or the day of actual delivery by the courier.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Consultant and by a duly authorized representative of the Company.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. Notwithstanding the foregoing, the designation of Massachusetts law as the applicable law for interpretation purposes shall not be construed to be a determination by the parties that the service relationship between them is governed by Massachusetts statutes, including without limitation Mass. Gen. Laws ch. 149, §148B.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Counterparts delivered electronically or by facsimile shall be deemed originals.

20. Due Authorization. This Agreement has been duly authorized and approved by the Board, and if required, by the Company’s stockholders.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MASCOMA CORPORATION

By:	/s/ James Matheson
Its:

BRUCE A. JAMERSON

Bruce A. Jamerson

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giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. Notwithstanding the foregoing, the designation of Massachusetts law as the applicable law for interpretation purposes shall not be construed to be a determination by the parties that the service relationship between them is governed by Massachusetts statutes, including without limitation Mass. Gen. Laws ch. 149, §148B.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Counterparts delivered electronically or by facsimile shall be deemed originals.

20. Due Authorization. This Agreement has been duly authorized and approved by the Board, and if required, by the Company’s stockholders.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MASCOMA CORPORATION

By:
Its:

BRUCE A. JAMERSON

/s/ Bruce A. Jamerson
Bruce A. Jamerson

EXHIBIT A

RELEASE

This Release (the “Release”) is entered into by Bruce A. Jamerson pursuant to the August 17, 2009 Transition and Special Consulting Agreement between Mascoma Corporation (“Mascoma”) and Mr. Jamerson (the “Agreement”). Terms with initial capitalization that are defined in the Agreement and not otherwise defined in this Release shall have the same meaning as under the Agreement. Pursuant to the Agreement, in consideration for and as a condition to the payment of the Salary Continuation and Company Contribution for benefits as set forth in the Agreement, Mr. Jamerson agrees as follows:

1. Release of Claims. Mr. Jamerson voluntarily releases and forever discharges Mascoma and each of its predecessors, successors, assigns, parents, subsidiaries, other affiliates and current and former directors, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as “Mascoma Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that Mr. Jamerson now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Mascoma Party or Parties from the beginning of time until the date he signs this Release. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to Mr. Jamerson’s employment by and termination from employment with Mascoma;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

2. Limitation on Release. Nothing in this Release affects Mr. Jamerson’s rights or obligations under the Agreement, including, without limitation, Mr. Jamerson’s rights to the Salary Continuation, the Company Contribution for benefits and the 2009 Performance Bonus, subject to the terms of the Agreement. Furthermore, nothing in this Release affects Mr. Jamerson’s rights or obligations under any other agreement that is specifically preserved in the Agreement, including without limitation the Equity Rights and the Stockholder Rights.

Additionally, Mr. Jamerson does not release the following: (a) any Claim to enforce the Agreement or alleging a breach of the Agreement; (b) any Claim for indemnification and defense pursuant to its by-laws or any comparable corporate document or pursuant to any Company insurance policy; (c) any Claim for vested benefits pursuant to any “employee pension benefit plan” or other benefits constituting “employee welfare benefit plan” benefits, as those terms are defined in the Employee Retirement Income Security Act; or (d) any Claim Mr. Jamerson may have to workers’ compensation benefits, for unemployment compensation benefits or COBRA benefits. In addition, if any Mascoma Party initiates a legal proceeding against Mr. Jamerson with respect to any Claim that accrued before this Release became effective, this Release shall not limit Mr. Jamerson’s right to file a counterclaim against such individual.

3. No Assignment. Mr. Jamerson represents that he has not assigned to any other person or entity any Claims against any Mascoma Party.

4. Right to Consider and Revoke Release. This Release shall be considered to have been offered to Mr. Jamerson on the Effective Date of the Agreement, as defined in the Agreement (the “Agreement Date”). Mr. Jamerson acknowledges that he has been given the opportunity to consider this Release for a period ending twenty-one (21) days after the Agreement Date. In the event that Mr. Jamerson has executed this Release within less than twenty-one (21) days of the Agreement Date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, Mr. Jamerson shall deliver a signed Release to Mascoma within such twenty-one (21) day period. For a period of seven (7) days from the date when Mr. Jamerson executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by Mascoma before the end of the Revocation Period. If Mr. Jamerson accepts this Release as set forth above and does not revoke it pursuant to the preceding sentence, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5. Other Terms.

(a) Legal Representation; Review of Release. Mr. Jamerson acknowledges that he has been advised to discuss all aspects of this Release with an attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon Mr. Jamerson and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Mascoma and its successors and assigns.

(c) Modification of Release; Waiver. This Release may be amended, revoked, changed, or modified only upon a written agreement executed by both Mascoma and Mr. Jamerson. No modification waiver of any provision of this Release will be valid unless it is in writing and signed by the party against whom such waiver is charged.

(d) Severability. In the event that it is determined by a court of competent jurisdiction that any provision of this Release is illegal, invalid or unenforceable, the remaining

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provision shall be severed from the remainder of this Release. In the event of such severance, the remaining provisions shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against Mr. Jamerson.

(f) Absence of Reliance. Mr. Jamerson acknowledges that he is not relying on any promises or representations by Mascoma or its agents, representatives or attorneys regarding any subject matter addressed in this Release.

/s/ Bruce A. Jamerson	8/14/09
Bruce A. Jamerson	Date

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EXHIBIT B

SERVICES

The Consultant shall assist the Board and senior management of the Company with business development activities, investor relations, government relations and other similar external affairs.

EXHIBIT C

RELEASE

This Release (the “Release”) is entered into by Bruce A. Jamerson pursuant to the August 17, 2009 Transition and Special Consulting Agreement between Mascoma Corporation (“Mascoma”) and Mr. Jamerson (the “Agreement”). Terms with initial capitalization that are defined in the Agreement and not otherwise defined in this Release shall have the same meaning as under the Agreement. Pursuant to the Agreement, in consideration for and as a condition to the Equity Benefits as set forth in the Agreement, Mr. Jamerson agrees as follows:

1. Release of Claims. Mr. Jamerson voluntarily releases and forever discharges Mascoma and each of its predecessors, successors, assigns, parents, subsidiaries, other affiliates and current and former directors, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as “Mascoma Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that Mr. Jamerson now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Mascoma Party or Parties, from the beginning of time until the date he signs this Release. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to Mr. Jamerson’s employment by and termination from employment with Mascoma and/or his services as a Consultant and the termination of the Engagement, as defined in the Agreement;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

2. Limitation on Release. Nothing in this Release affects Mr. Jamerson’s rights or obligations under the Agreement, including, without limitation, Mr. Jamerson’s rights to the Equity Benefits, the 2009 Performance Bonus and the Supplemental Service Fee, subject to the terms of the Agreement. Furthermore, nothing in this Release affects Mr. Jamerson’s rights or obligations under any other agreement that is specifically preserved in the Agreement, including without limitation the Equity Rights and the Stockholder Rights. Additionally, Mr. Jamerson does not release the following: (a) any Claim to enforce the Agreement or alleging a breach of the Agreement; (b) any Claim for indemnification and defense pursuant to its by-laws or any comparable corporate document or pursuant to any Company insurance policy; (c) any Claim for vested benefits pursuant to any “employee pension benefit plan” or other benefits constituting “employee welfare benefit plan” benefits, as those terms are defined in the Employee Retirement Income Security Act; or (d) any Claim Mr. Jamerson may have to workers’ compensation benefits, for unemployment compensation benefits or COBRA benefits. In addition, if any Mascoma Party initiates a legal proceeding against Mr. Jamerson with respect to any Claim that accrued before this Release became effective, this Release shall not limit Mr. Jamerson’s right to file a counterclaim against such individual.

3. No Assignment. Mr. Jamerson represents that he has not assigned to any other person or entity any Claims against any Mascoma Party.

4. Right to Consider and Revoke Release. This Release shall be considered to have been offered to Mr. Jamerson on the Engagement Termination Date as defined in the Agreement. Mr. Jamerson acknowledges that he has been given the opportunity to consider this Release for a period ending twenty-one (21) days after the Engagement Termination Date. In the event that Mr. Jamerson has executed this Release within less than twenty-one (21) days of the Engagement Termination Date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, Mr. Jamerson shall deliver a signed Release to Mascoma within such twenty-one (21) day period. For a period of seven (7) days from the date when Mr. Jamerson executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by Mascoma before the end of the Revocation Period. If Mr. Jamerson accepts this Release as set forth above and does not revoke it pursuant to the preceding sentence, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5. Other Terms.

(a) Legal Representation; Review of Release. Mr. Jamerson acknowledges that he has been advised to discuss all aspects of this Release with an attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon Mr. Jamerson and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Mascoma and its successors and assigns.

(c) Modification of Release; Waiver. This Release may be amended, revoked, changed, or modified only upon a written agreement executed by both Mascoma and Mr. Jamerson. No modification waiver of any provision of this Release will be valid unless it is in writing and signed by the party against whom such waiver is charged.

(d) Severability. In the event that it is determined by a court of competent jurisdiction that any provision of this Release is illegal, invalid or unenforceable, the remaining provisions of this Release shall not be affected thereby and the illegal, invalid or unenforceable

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provision shall be severed from the remainder of this Release. In the event of such severance, the remaining provisions shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against Mr. Jamerson.

(f) Absence of Reliance. Mr. Jamerson acknowledges that he is not relying on any promises or representations by Mascoma or its agents, representatives or attorneys regarding any subject matter addressed in this Release.

Bruce A. Jamerson	Date

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